Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Paul Carousso, Senior Vice President, Chief Financial Officer of Visant Holding Corp./Visant Corporation, (914) 595-8218, paul.carousso@visant.net

VISANT HOLDING CORP. AND VISANT CORPORATION ANNOUNCE CASH

TENDER OFFERS AND CONSENT SOLICITATIONS FOR CERTAIN SERIES OF

NOTES

ARMONK, NEW YORK, SEPTEMBER 7, 2010 – Visant Holding Corp. (“Holdings”) and Visant Corporation (“Visant”) today announced that they each plan to commence tender offers today to purchase for cash any and all of their issued and outstanding notes. Holdings plans to commence tender offers to purchase for cash any and all of its outstanding 10.25% Senior Discount Notes due 2013 (the “10.25% Notes”) and its 8.75% Senior Notes due 2013 (the “8.75% Notes”). Visant plans to commence a tender offer to purchase for cash any and all of its outstanding 7.625% Senior Subordinated Notes due 2012 (the “7.625% Notes” and, collectively with the 10.25% Notes and the 8.75% Notes, the “Notes”). In conjunction with the tender offers, Holdings and Visant plan to solicit consents (“Consents”) to the adoption of certain proposed amendments to each of the indentures governing the Notes of the applicable series to, among other things, eliminate substantially all of the restrictive covenants, certain events of default and other related provisions.

Holdings and Visant expect to commence the tender offers for the Notes with the material pricing terms as set forth in the table below.

CUSIP Nos.	Outstanding Principal Amount	Title of Security	Issuer/Offeror	Purchase Price (1)(2)	Consent Payment (1)(2)	Total Consideration (1)
481086AB2	$247,200,000	10.25% Senior Discount Notes due 2013	Visant Holding Corp.	$1,015.41	$20.00	$1,035.41
92829NAB1	$350,000,000	8.75% Senior Notes due 2013	Visant Holding Corp.	$1,017.34	$20.00	$1,037.34
481087AC8	$500,000,000	7.625% Senior Subordinated Notes due 2012	Visant Corporation	$1,000.00	$2.50	$1,002.50

(1)	Per $1,000 principal amount of Notes and excluding Accrued Interest, which will be paid in addition to the Total Consideration or Purchase Price, as applicable, up to the applicable payment date.
(2)	Included in Total Consideration.

Assuming Holdings and Visant commence the tender offers today, each tender offer will expire at 12:00 midnight, New York City time, on October 4, 2010, unless extended (such time and date, as the same may be extended with respect to a tender offer, the “Expiration Date”). Holders of Notes must validly tender (and not validly withdraw) their Notes and validly deliver (and not validly revoke) their corresponding Consents at or prior to 5:00 P.M., New York City time, on September 20, 2010, unless extended (such time and date, as the same may be extended with respect to a tender offer, the “Consent Time”), to be eligible to receive the applicable Total

Consideration per $1,000 principal amount of Notes tendered, which includes a Consent Payment per $1,000 principal amount of Notes tendered, in each case set forth in the table above. Holders who tender their Notes after the applicable Consent Time and on or prior to the applicable Expiration Date will be eligible to receive the applicable Purchase Price per $1,000 principal amount of Notes tendered set forth in the table above, but not the Consent Payment. Tendered Notes may be withdrawn and Consents may be revoked at or prior to 5:00 P.M., New York City time, on September 20, 2010 (such time and date, as the same may be extended with respect to a tender offer, the “Withdrawal Deadline”) but may not thereafter be withdrawn or revoked. Holdings or Visant, as applicable, may extend the Consent Time of an applicable tender offer without extending the Withdrawal Deadline of such tender offer. A Holder cannot deliver a Consent without tendering its corresponding Notes or tender its Notes without delivering a corresponding Consent.

Upon the terms and conditions described in the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent, payment for Notes accepted for purchase will be made (1) with respect to Notes validly tendered and not validly withdrawn at or prior to the applicable Consent Time, promptly after the satisfaction or waiver of the conditions to the applicable tender offer and acceptance for purchase (which is currently expected to be on or about September 22, 2010, unless the applicable Consent Time is extended), and (2) with respect to Notes validly tendered after the Consent Time but at or before the applicable Expiration Date, promptly after such Expiration Date (which is currently expected to be on or about October 5, 2010, unless the applicable tender offer is extended). Holdings and Visant reserve the right to waive any and all conditions of an applicable tender offer, in whole or in part.

In addition to the Total Consideration or Purchase Price, as applicable, holders of Notes tendered and accepted for payment will receive accrued and unpaid interest on such Notes from the last interest payment date for the Notes up to, but not including, the applicable payment date (“Accrued Interest”).

The consummation of each tender offer is conditioned upon the timely receipt of Consents at or prior to the Consent Time from holders of at least a majority of the outstanding aggregate principal amount of Notes to which such tender offer relates. In addition, Holdings’ and Visant’s obligation to purchase Notes pursuant to the tender offers is conditioned upon the receipt by Visant of net proceeds from a private offering by Visant of new senior notes on terms and conditions satisfactory to Visant and new senior secured credit facilities to be entered into on terms and conditions satisfactory to Visant in replacement of the existing senior secured credit facilities, the aggregate net proceeds of which will be sufficient to fund the Total Consideration in respect of all Notes (regardless of the actual amount of any Notes of a series tendered), to repay in full Visant’s obligations under its existing senior secured credit facilities and to pay estimated fees and expenses relating to the tender offers and solicitations and the new senior secured credit facilities. In addition, each tender offer is conditioned upon the satisfaction or waiver of the applicable conditions with respect to each other tender offer.

Following the payment for Notes validly tendered pursuant to the terms of the tender offers, Holdings and Visant currently intend, but are not obligated, to call for redemption any Notes that remain outstanding after consummation of the tender offers. Additionally, concurrently with the completion of the new financings, each Indenture would be satisfied and discharged upon such redemption of the Notes in compliance with the terms of such Indenture, the applicable Notes and applicable law.

This press release is not an offer to purchase or a solicitation of an offer to sell any securities, including the Notes. The tender offers will only be made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent.

This press release is not an offer to sell or a solicitation of an offer to purchase any securities, including the new senior notes, nor shall there be any offer or sale of such new senior notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The new senior notes, when and if offered, will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The complete terms and conditions of the tender offers are set forth in an Offer to Purchase and Consent Solicitation Statement that is being sent to holders of the Notes. Holders are urged to read the tender offer documents carefully before making any decision with respect to the tender offers and consent solicitations. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents, and if they decide to do so, the principal amount of the Notes to tender.

Holders may obtain copies of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent from the Information Agent and Depositary for the tender offers, Global Bondholder Services Corporation, at (212) 430-3774 (collect, for banks and brokers only) and (866) 952-2200 (toll free).

Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC are the Dealer Managers for the tender offers and Solicitation Agents for the consent solicitations. Questions regarding the tender offers and consent solicitations may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free) and (212) 902-5128 (collect) and Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) and (212) 538-2147 (collect).

None of Holdings, Visant, the Dealer Managers and Solicitation Agents, the Information Agent and Depositary or any other person makes any recommendation as to whether holders of Notes should tender their Notes or provide the related consents, and no one has been authorized to make such a recommendation.

Visant is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments.

Forward-Looking Statements:

This press release contains forward-looking statements including, without limitation, statements concerning the tender offers and consent solicitations and the new senior notes offering. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended January 2, 2010.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems; the amount of capital expenditures required at our businesses; developments in technology and related changes in consumer behavior; the reliance of our businesses on limited production facilities; actions taken by the U.S. Postal Service and changes in postal standards and their effect on our marketing services business, including as such changes may impact competition for our sampling systems; labor disturbances; environmental obligations and liabilities; adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations; the textbook adoption cycle and levels of government funding for education spending; and control by our stockholders.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.